INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in Registration Statements No. 33-89082, No. 33-97900 and No. 33-46588 of Washington Federal, Inc. on forms S-8 of our report dated October 20, 2000, incorporated by reference in the Annual report on Form 10-K of Washington Federal, Inc. for the year ended September 30, 2000.

 /s/ Deloitte & Touche, LLP
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DELOITTE & TOUCHE LLP

December 19, 2000
Seattle, Washington